      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1998



                                                      REGISTRATION NO. 333-57187

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                              MEDIAONE GROUP, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                       84-0926774
      (State or other jurisdiction of                         (I.R.S. Employer
       incorporation or organization)                      Identification Number)

                            188 INVERNESS DRIVE WEST
                           ENGLEWOOD, COLORADO 80112
                                 (303) 858-3000
      (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

           STEPHEN E. BRILZ, ESQ.               PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
            MEDIAONE GROUP, INC.                             AKIKO MIKUMO, ESQ.
              5613 DTC PARKWAY                             WEIL, GOTSHAL & MANGES
         ENGLEWOOD, COLORADO 80155                            767 FIFTH AVENUE
               (303) 858-3511                             NEW YORK, NEW YORK 10153
  (Name, address, including zip code, and                      (212) 310-8000
              telephone number
  of agent for service for the registrant)

                           --------------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement, as determined by market conditions.

                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / __________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

    Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus in this Registration Statement is a combined prospectus and relates to Registration Statement No. 33-62451 and Amendment No. 1 thereto previously filed by the Registrant on Form S-3 and declared effective on October 13, 1995. Registration Statement No. 33-62451 was previously amended by: Post-Effective Amendment No. 1 filed by the Registrant on Form S-3 and declared effective on November 13, 1995; Post-Effective Amendment No. 2 filed by the Registrant on Form S-3 and declared effective on December 4, 1995; and Post-Effective Amendment No. 3 filed by the Registrant on Form S-3 and declared effective on December 11, 1995. This Registration Statement constitutes Post-Effective Amendment No. 4 to Registration Statement No. 33-62451, and such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 8, 1998


                                                                       [LOGO]
PROSPECTUS
                                 $1,500,000,000

                              MEDIAONE GROUP, INC.

                                DEBT SECURITIES

                                ----------------

    MediaOne Group, Inc., a Delaware corporation ("MediaOne Group"), from time to time may offer its notes, debentures, or other debt securities (the "Debt Securities"). The Debt Securities offered pursuant to this Prospectus may be issued in one or more series and will be limited to $1,500,000,000 aggregate public offering price.

    Certain specific terms of the particular series of Debt Securities will be set forth in a supplement to this Prospectus (the "Prospectus Supplement") which will be delivered together with this Prospectus, including, where applicable, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, the rate (which may be fixed or variable), time and method of calculating payment of interest, if any, the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, optional or mandatory redemption and sinking fund provisions, if any, conversion, exercise or exchange provisions, if any, and any other specific terms in respect of the offering and sale of the Debt Securities.

    The Debt Securities may be offered and sold through one or more underwriters, directly by MediaOne Group, or through dealers or agents. The names of any underwriters, dealers or agents involved in the distribution of the Debt Securities in respect of which this Prospectus is being delivered, and any applicable discounts, commissions or allowances, will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for any underwriters, dealers or agents. Unless otherwise provided in the Prospectus Supplement relating thereto, the Debt Securities will not be listed on any securities exchange.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

   THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS
                    ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                            ------------------------


                 The date of this Prospectus is July   , 1998.

    No dealer, salesperson or any other individual has been authorized by MediaOne Group to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus or any accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of MediaOne Group since the date hereof.

                            ------------------------

    Prior to June 12, 1998, MediaOne Group was known as "U S WEST, Inc." ("Old U S WEST"). On June 12, 1998, Old U S WEST consummated a transaction in which it separated its businesses into two independent companies (the "Separation"). In the Separation, Old U S WEST distributed to its stockholders all of the capital stock of a subsidiary holding the businesses of the U S WEST Communications Group and the domestic directories business of the U S WEST Media Group known as "Dex". Following the Separation, Old U S WEST was renamed "MediaOne Group, Inc." and has continued as an independent company conducting all of the businesses of the U S WEST Media Group other than Dex. Unless the context otherwise requires, references herein and in the documents incorporated herein to MediaOne Group shall refer to the businesses of the U S WEST Media Group other than Dex prior to the Separation and to MediaOne Group after the Separation.

                            ------------------------

                             AVAILABLE INFORMATION

    MediaOne Group is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning MediaOne Group can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including MediaOne Group. MediaOne Group's Common Stock is listed and traded on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE") and such material is available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and at the offices of PSE, 115 Sansome Street, 2nd Floor, San Francisco, California 94104.

    MediaOne Group has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") relating to the Debt Securities under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which is available for inspection and copying as set forth above. Statements contained in this Prospectus or a Prospectus Supplement as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents have been filed by MediaOne Group with the Commission and are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A filed April 13, 1998, (ii) Current Reports on Form 8-K dated January 29, 1998, February 17, 1998, March 25, 1998 (as amended by Form 8-K/A filed April 13, 1998), April 17, 1998, May 5, 1998, June 18, 1998 and June 24, 1998, (iii) Proxy Statement on
Schedule 14A filed with the Commission on April 20, 1998, and (iv) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998. All reports filed on or prior to June 12, 1998 were filed by Old U S WEST.


    All documents filed by MediaOne Group pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date any such document is filed.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a Prospectus Supplement (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    MediaOne Group will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Investor Relations, MediaOne Group, Inc., 188 Inverness Drive West, Englewood, Colorado 80112 (telephone number (303) 858-3696).

                            ------------------------

                FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

    Some of the information presented herein or incorporated herein by reference constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although MediaOne Group believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that could cause actual results to differ from expectations include: (i) greater than anticipated competition from new entrants into the cable and wireless commmunications markets; (ii) changes in demand for MediaOne Group's products and services; (iii) regulatory changes affecting the cable and telecommunications industries; (iv) a change in economic conditions in the various markets served by MediaOne Group's operations, including international markets, that could adversely affect the level of demand for cable, wireless or other services offered by MediaOne Group; (v) greater than anticipated competitive activity requiring new pricing for services; (vi) higher than anticipated start-up costs associated with new business opportunities; (vii) higher than anticipated employee levels, capital expenditures and operating expenses (such as costs associated with the year 2000 remediation); (viii) consumer acceptance of broadband services, including telephony and data services, and wireless services; (ix) increases in fraudulent activity with respect to broadband and wireless services; and (x) delays in the development of anticipated technologies, or the failure of such technologies to perform according to expectations.

                              MEDIAONE GROUP, INC.


    MediaOne Group is a diversified global media and broadband communications company. MediaOne Group has operations and investments in two principal areas:
(i) domestic broadband communications and (ii) international broadband and wireless communications. MediaOne Group is the third largest cable television system operator in the United States with large clusters in Atlanta, Georgia, Eastern Massachusetts, Southern California, Southern Florida, Detroit, Michigan and Minneapolis/St. Paul, Minnesota. As of March 31, 1998, MediaOne Group's domestic cable television systems passed approximately 8.4 million homes and provided services to approximately 4.9 million basic cable subscribers. MediaOne Group also owns a 25.51% priority capital and residual equity interest in Time Warner Entertainment Company, L.P. ("TWE"), a provider of cable programming, filmed entertainment and broadband communications services and the second largest cable television system operator in the United States. Outside of the United States, MediaOne Group owns interests in various providers of broadband and wireless communications services in markets in continental Europe, the United Kingdom and Asia, including a 26.8% interest in Telewest communications plc, the second largest provider of combined cable and telecommunications services in the United Kingdom, and a 50% interest in One 2 One, a provider of personal communications services in the United Kingdom.



    MediaOne Group has its principal executive offices at 188 Inverness Drive West, Englewood, Colorado 80112 (Telephone number (303) 858-3000).


                                 THE SEPARATION

    On June 12, 1998, the Separation was consummated and Old U S WEST was separated into two independent companies. Until the Separation, Old U S WEST conducted its businesses through two groups, the U S WEST Communications Group (the "Communications Group") and the U S WEST Media Group (the "Media Group"). In connection with the Separation, Old U S WEST contributed the business of the Communications Group and Dex--the domestic directories business of the Media Group-- to USW-C, Inc., a wholly-owned subsidiary of Old U S WEST ("New U S WEST"), and distributed all of the common stock of New U S WEST to Old U S WEST's stockholders. Upon consummation of the Separation, New U S WEST was renamed "U S WEST, Inc." and Old U S WEST was renamed "MediaOne Group, Inc." and has continued to conduct the businesses of the Media Group other than Dex.

                                USE OF PROCEEDS

    MediaOne Group will apply the net proceeds from the sale of the Debt Securities to its general funds to be used for general corporate purposes and/or loans to its affiliates, which in turn will use the funds for general corporate purposes, including working capital, acquisitions, the refinancing of short-term and long-term borrowings and other business opportunities.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for MediaOne Group based on the historical results of MediaOne Group, which have been restated to reflect the dispositon of New U S WEST in the Separation for the periods indicated. For the purpose of calculating this ratio, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges include interest on indebtedness and the portion of rentals representative of the interest factor.

                                                           THREE MONTHS
               YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
-----------------------------------------------------  --------------------
  1993       1994       1995       1996       1997       1997       1998
---------  ---------  ---------  ---------  ---------  ---------  ---------
   --           1.73     --         --         --         --         --

    Earnings for the year ended December 31, 1993, 1995, 1996 and 1997 were insufficient to cover fixed charges by $217 million, $61 million, $407 million and $553 million, respectively, and for the three months ended March 31, 1997 and 1998 by $169 million and $263 million, respectively.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Debt Securities.

    The Debt Securities are to be issued under an Indenture (the "Indenture"), dated as of November 13, 1995, between MediaOne Group and The First National Bank of Chicago, as Trustee (the "Trustee"). The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Debt Securities and the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

    The Indenture does not limit the aggregate principal amount of Debt Securities that can be issued thereunder and debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by, or pursuant to a resolution of, MediaOne Group's Board of Directors or by a supplemental indenture. Reference is made to the Prospectus Supplement for the following terms of the particular series of Debt Securities being offered hereby: (i) the title of the Debt Securities of the series; (ii) any limit upon the aggregate principal amount of the Debt Securities of the series; (iii) the date or dates on which the principal of the Debt Securities of the series will mature; (iv) the rate or rates (or manner of calculations thereof), if any, at which the Debt Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Debt Securities of the series in registered form, the record date for the interest payable on any interest payment date; (v) the place or places where the principal of and interest, if any, on the Debt Securities of the series will be payable; (vi) any redemption or sinking fund provisions; (vii) if other than the entire principal amount thereof, the portion of the principal amount of Debt Securities of the series which will be payable upon declaration of acceleration of the maturity thereof;
(viii) whether the Debt Securities of the series will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of Debt Securities in bearer form ("bearer Debt Securities"), and whether, and the terms upon which, bearer Debt Securities will be exchangeable for Debt Securities in registered form ("registered Debt Securities") and vice versa; (ix) whether and under what circumstances MediaOne Group will pay additional amounts on the Debt Securities of the series held by a person who is not a U.S. person (as defined below) in respect of taxes or similar charges withheld or deducted and, if so, whether MediaOne Group will have the option to redeem such Debt Securities rather than pay such additional amounts; (x) whether the Debt Securities will be denominated or provide for payment in United States dollars or a foreign currency or units of two or more such foreign currencies;
(xi) whether the Debt Securities of the series will be convertible into or exchangeable or exercisable for shares of a class of capital stock of MediaOne Group or any other corporation and the terms and conditions relating thereto; and (xii) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Debt Securities of such series. (Sections 2.01 and 2.02.) To the extent not described herein, principal, premium, if any, and interest will be payable, and the Debt Securities of a particular series will be transferable, in the manner described in the Prospectus Supplement relating to such series.

    Each series of Debt Securities will constitute unsecured and unsubordinated indebtedness of MediaOne Group and will rank on a parity with MediaOne Group's other unsecured and unsubordinated indebtedness. However, since MediaOne Group is a holding company, the right of MediaOne Group and, hence, the right of creditors of MediaOne Group (including the holders of the Debt Securities) to participate in any distribution of the assets of any subsidiaries of MediaOne Group, whether upon liquidation, reorganization, or otherwise, is subject to prior claims of creditors of the subsidiary, except to the extent that claims of MediaOne Group itself as a creditor of a subsidiary may be recognized. As of March 31, 1998, MediaOne Group's subsidiaries had outstanding approximately $9.6 billion of indebtedness which included $2.7 billion of MediaOne of Delaware, Inc. ("MediaOne Delaware") indebtedness and $400 million of the capital assets segment indebtedness. Certain other current and future unsecured and unsubordinated indebtedness of MediaOne Group has or will be guaranteed by MediaOne Delaware (formerly Continental Cablevision, Inc.), MediaOne Group's principal domestic operating subsidiary. The Debt Securities will not be guaranteed by MediaOne Delaware. As a result, the Debt Securities will be effectively subordinated to such other unsecured and unsubordinated indebtedness of MediaOne Group to the extent of such guarantee.

    Debt Securities of any series may be issued as registered Debt Securities or bearer Debt Securities or both as specified in the terms of the series. Unless otherwise indicated in the Prospectus Supplement, Debt Securities will be issued in denominations of $1,000 and integral multiples thereof, and bearer Debt Securities will not be offered, sold, resold or delivered to U.S. persons in connection with their original issuance. For purposes of this Prospectus, "U.S. person" means a citizen, national or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or any political subdivision thereof, or an estate or trust which is subject to United States federal income taxation regardless of its source of income.

    To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, interest on bearer Debt Securities will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of MediaOne Group located outside of the United States and its possessions. (Section 2.05(c).) MediaOne Group will maintain such an agency for a period of two years after the principal of such bearer Debt Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, MediaOne Group will maintain a paying agent outside the United States and its possessions to which the bearer Debt Securities may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. (Section 2.04.)

    The general provisions of the Indenture do not afford holders of the Debt Securities protection in the event of a highly-leveraged transaction, reorganization, merger or similar transaction involving MediaOne Group that may adversely affect holders of the Debt Securities.

    Bearer Debt Securities and the coupons related thereto will be transferable by delivery. (Section 2.08(e).)

    If appropriate, federal income tax consequences applicable to a series of Debt Securities will be described in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in the form of one or more fully registered global securities (each a "Global Security") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

    The specific terms of the depositary arrangements with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. MediaOne Group anticipates that the following provisions will apply to all depositary arrangements.

    Upon the issuance of a Global Security, the Depositary for such Global Security will credit the accounts held with it with the respective principal amounts of the Debt Securities represented by such Global Security. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities or by MediaOne Group if such Debt Securities are offered and sold directly by MediaOne Group. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or on the records of participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

    Principal, premium, if any, and interest payments on Debt Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither MediaOne Group, the Trustee for such Debt Securities, any Paying Agent nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    MediaOne Group expects that the Depositary for a series of Debt Securities issued in the form of a Global Security, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Debt Securities as shown on the records of such

Depositary. MediaOne Group also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If a Depositary for a series of Debt Securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by MediaOne Group within 90 days, MediaOne Group will issue Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In addition, MediaOne Group may at any time and in its sole discretion determine not to have the Debt Securities of a series represented by a Global Security and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In either instance, an owner of a beneficial interest in a Global Security will be entitled to have Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form. Debt Securities of such series so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

EXCHANGE OF SECURITIES

    To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto, at an agency of MediaOne Group maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.08(b).) As of the date of this Prospectus, United States Treasury regulations do not permit exchanges of registered Debt Securities for bearer Debt Securities and, unless such regulations are modified, the terms of a series of Debt Securities will not permit registered Debt Securities to be exchanged for bearer Debt Securities.

AMENDMENT AND WAIVER

    Subject to certain exceptions, the Indenture may be amended or supplemented by MediaOne Group and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by the amendment or supplement (with each series voting as a class), or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such waiver (with each series voting as a class). However, without the consent of each Debt Securityholder affected, an amendment or waiver may not
(i) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver; (ii) change the rate of or change the time for payment of interest on any Debt Security; (iii) change the principal of or change the fixed maturity of any Debt Security; (iv) change the terms of any Debt Securities so as to adversely affect the terms on which such Debt Securities are convertible into, or exchangeable or exercisable for, shares of a class of capital stock of MediaOne Group or any other corporation; (v) waive a default in the payment of the principal of or interest on any Debt Security; (vi) make any Debt Security payable in money other than that stated in the Debt Security; or (vii) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security. (Section 9.02.) The Indenture may be amended or supplemented without the consent of any Debt Securityholder (i) to cure any ambiguity, defect or inconsistency in the Indenture, or the Debt Securities of any series; (ii) to provide for the assumption of all the obligations of MediaOne Group under the Debt Securities, any coupons related thereto and the Indenture by any corporation in connection with a merger, consolidation, transfer or lease of MediaOne Group's property and assets substantially as an entirety, as provided for in the Indenture; (iii) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of any Debt Securityholder; (v) to provide for the issuance of and establish the form and terms and conditions of a series of Debt Securities endorsed thereon or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Debt Securities; or (vi) to add to the rights of Debt Securityholders. (Section 9.01.)

MERGER

    MediaOne Group may consolidate with or merge into, or transfer or lease its property and assets substantially as an entirety to, another entity if the successor entity is a corporation and assumes all the obligations of MediaOne Group under the Debt Securities and any coupons related thereto and the Indenture and if, after giving effect to such transaction, a Default or Event of Default would not occur or be continuing. Thereafter, all such obligations of MediaOne Group shall terminate. (Sections 5.01 and 5.02.)


DEFEASANCE



    MediaOne Group may terminate all of its obligations (other than for certain obligations to register the transfer or exchange of Debt Securities, maintain paying agencies and hold monies for payment in trust) under the Debt Securities and the Indenture with respect to the Debt Securities of any series or any installment of principal and premium, if any, or interest on the Debt Securities of that series if MediaOne Group irrevocably deposits in trust with the Trustee money or U.S. Government Obligations sufficient to pay, when due, principal, premium, if any, and interest on the Debt Securities of that series to maturity or redemption or such installment of principal and premium, if any, or interest, as the case may be, and if all other conditions set forth in the Debt Securities of that series are met. MediaOne Group shall designate the installment or installments of principal or interest to be so satisfied. With respect to the principal amount of the Debt Securities of any series, if the Debt Securities of that series are convertible or exchangeable or exercisable for shares of capital stock of MediaOne Group or any other corporation, in lieu of depositing money or U.S. Government Obligations in an amount sufficient to satisfy the principal amount of the Debt Securities of that series, MediaOne Group may deposit with the applicable Trustee such amount of capital stock for which the Debt Securities of that series are convertible or exchangeable or exercisable.



    "U.S. Government Obligations" means (i) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged; or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the full and timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.


EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default" with respect to a series of Debt Securities: (i) default in the payment of interest on any Debt Security of such series for 90 days; (ii) default in the payment of the principal of any Debt Security of such series; (iii) failure by MediaOne Group for 90 days after notice to it to comply with any of its other agreements in the Debt Securities of such series, in the Indenture or in any supplemental indenture; and (iv) certain events of bankruptcy or insolvency of MediaOne Group. (Section 6.01.) If an Event of Default occurs with respect to the Debt Securities of any series and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the outstanding Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of original issue discount Debt Securities, such specified amount) shall be due and payable immediately. (Section 6.02.)

    Securityholders may not enforce the Indenture or the Debt Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities. (Section 7.01.) Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of each series affected (with each series voting as a class) may direct the Trustee in its exercise of any trust power. (Section 6.05.) The Trustee may withhold from holders of Debt Securities notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. (Section 7.05.)

CONCERNING THE TRUSTEE

    MediaOne Group and certain of its affiliates maintain banking relationships in the ordinary course of business with the Trustee. In addition, the Trustee and certain of its affiliates serve as trustee, authenticating agent or paying agent with respect to certain debt securities of MediaOne Group and its affiliates.

                              PLAN OF DISTRIBUTION

DISTRIBUTION OF SECURITIES

    MediaOne Group may offer and sell the Debt Securities (i) to or through underwriting syndicates represented by managing underwriters, (ii) to or through underwriters without a syndicate, (iii) through dealers, (iv) through agents or
(v) through a combination of any such methods of sale. The Prospectus Supplement with respect to each series of Debt Securities will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price and the net proceeds to MediaOne Group from such sale, any underwriting discounts, agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

    If any underwriters are involved in the offer and sale, the Debt Securities will be acquired by the underwriters and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the accompanying Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Securities described in such Prospectus Supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

    The Debt Securities may be offered and sold by MediaOne Group directly or through an agent or agents designated by MediaOne Group from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent or agents will be acting on a best efforts basis for the period of its or their appointment. Any agent participating in the distribution of the Debt Securities may be deemed to be an "underwriter," as that term is defined in the Securities Act, of the Securities so offered and sold. The Securities also may be sold to dealers, at the applicable price to the public set forth in the applicable Prospectus Supplement relating to a particular series of the Securities, who later resell to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

    Underwriters, dealers and agents may be entitled, under agreements entered into with MediaOne Group, to indemnification by MediaOne Group against certain liabilities, including liabilities under the Securities Act.

    The place and time of delivery for the Debt Securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement, if appropriate.

DELAYED DELIVERY ARRANGEMENTS

    If so indicated in the Prospectus Supplement, MediaOne Group will authorize dealers or other persons acting as MediaOne Group's agents to solicit offers by certain institutions to purchase Debt Securities from MediaOne Group pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others, but in all cases such institutions must be approved by MediaOne Group. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchaser of the Debt Securities shall not at the time of delivery be prohibited from purchasing such securities under the laws of the jurisdiction to which such purchaser is subject and (b) if the Debt Securities are also being sold to underwriters, MediaOne Group shall have sold to such underwriters the Debt Securities not sold for delayed delivery. The dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL OPINIONS

    The validity of the Debt Securities will be passed upon by Stephen E. Brilz, Corporate Counsel of MediaOne Group.

                                    EXPERTS

    The consolidated financial statements and the consolidated financial statement schedule included in Old U S WEST's Annual Report on Form 10-K as of and for the years ended December 31, 1997 and 1996, as amended by Form 10-K/A filed April 13, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The consolidated financial statements and the consolidated financial statement schedule of MediaOne Group as of and for the years ended December 31, 1997 and 1996 included in the Current Report on Form 8-K of MediaOne Group, dated June 18, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The consolidated financial statements and consolidated financial statement schedule of Old U S WEST for the year ended December 31, 1995, included in Old U S WEST's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A filed April 13, 1998, and the restated consolidated financial statements and restated consolidated financial statement schedule of MediaOne Group included in MediaOne Group's Current Report on Form 8-K, dated June 18, 1998, are incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission Filing Fee.....................  $ 329,692
Rating Agency Fees................................................     10,000
Blue Sky Fees and Expenses........................................     20,000
Trustee's Expenses................................................     30,000
Printing and Engraving Fees.......................................     60,000
Accounting Fees and Expenses......................................     25,000
Legal Fees and Expenses...........................................    100,000
Miscellaneous.....................................................      5,308
                                                                    ---------
    Total.........................................................  $ 580,000
                                                                    ---------
                                                                    ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") permits the board of directors of MEDIAONE GROUP, INC. ("MediaOne Group") to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. MediaOne Group's By-laws provide for indemnification of its directors and officers to the fullest extent permitted by law.

    As permitted by section 102 of the DGCL, MediaOne Group's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of the DGCL, for liability for any breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction which the director derived an improper personal benefit.

    The directors and officers of MediaOne Group are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by MediaOne Group.

    Any agents, dealers or underwriters who execute an underwriting or other distribution agreement in connection with an offering of Debt Securities will agree to indemnify MediaOne Group's directors and their officers who signed the registration statement against certain liabilities which might arise under the Securities Act with respect to information furnished to MediaOne Group by or on behalf of any such indemnifying party.

ITEM 16.  EXHIBITS.

    Exhibits identified in parentheses below are on file with the Securities and Exchange Commission and are incorporated herein by reference to such previous filings. All other exhibits are provided as part of this electronic transmission.


  (4-A)       --      Form of Indenture between U S WEST, Inc. and The First National Bank of
                      Chicago, as Trustee (Exhibit 4.A to Registration Statement No.
                      33-62451).

  (4-B)       --      Form of Supplemental Indenture between U S WEST, Inc. and The First
                      National Bank of Chicago, as Trustee (Exhibit 4.B to Registration
                      Statement No. 33-62451).

  (5)         --      Opinion of Stephen E. Brilz

  (12)        --      Computation of Ratio of Earnings to Fixed Charges of MediaOne Group,
                      Inc.

  (23-A)      --      Consent of Arthur Andersen LLP

  (23-B)      --      Consent of Coopers & Lybrand L.L.P.

  23-E        --      Consent of Stephen E. Brilz is contained in the opinion of counsel filed as Exhibit 5

  (24)        --      Powers of Attorney

  (25)        --      Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The First National Bank of Chicago, as Trustee under the
                      Indenture


------------------------

ITEM 17.  UNDERTAKINGS.

    MediaOne Group hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing MediaOne Group's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 (other than the insurance policies referred to therein), or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that the undertakings set forth in paragraphs (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by MediaOne Group pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, MEDIAONE GROUP, INC. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENGLEWOOD, STATE OF COLORADO, ON THE 8TH DAY OF JULY, 1998.


                                          MEDIAONE GROUP, INC.

                                          By         /S/ STEPHEN E. BRILZ

                                            ------------------------------------
                                                      STEPHEN E. BRILZ

                                                    Assistant Secretary

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING DIRECTORS AND OFFICERS OF MEDIAONE GROUP, INC. IN THE CAPACITIES AND ON THE DATE INDICATED.


PRINCIPAL EXECUTIVE OFFICER:

    CHARLES M. LILLIS*               President and Chief
                                      Executive Officer

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

    RICHARD A. POST*                 Executive Vice President
                                      and Chief Financial
                                      Officer

DIRECTORS:

    GRANT A. DOVE*
    PIERSON M. GRIEVE*
    CHARLES M. LILLIS*
    CHARLES P. RUSS, III*
    LOUIS A. SIMPSON*
    JOHN SLEVIN*

*By        /s/ STEPHEN E.
    BRILZ
 ----------------------------------
         Stephen E. Brilz
         Attorney-in-Fact

Dated: July 8, 1998